Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-174815 on Form S-4 of our reports dated June 9, 2011, relating to the consolidated financial statements of Benihana Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended March 27, 2011, and to the reference to us under the heading “Experts” in such Preliminary Proxy/Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP
Miami, Florida
July 29, 2011

EX-23.1